Exhibit 4.01

CUSIP NO. 524908UD0
ISIN NO. US524908UD03

REGISTERED	PRINCIPAL AMOUNT: $1,000,000
No. R-1

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTE, SERIES I

AUTOCALLABLE NOTE LINKED TO THE LEHMAN BROTHERS COMMODITY INDEX
NATURAL GAS EXCESS RETURN
DUE JUNE 23, 2008

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM (A “CERTIFICATED NOTE”), THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & Co., or registered assigns, on the Maturity Date, an amount equal to the Redemption Amount at Maturity.

The “Maturity Date” is June 23, 2008, or if such day is not a Business Day, on the next following Business Day; provided that, if as a result of a Market Disruption Event the Final Valuation Date is postponed so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Days following the postponed Final Valuation Date.

If an Early Redemption Event occurs, the notes will be redeemed on the related Early Redemption Date and Holders of the notes will receive on that Early Redemption Date a single U.S. Dollar payment equal to the Early Redemption Amount, as described below.

The “Early Redemption Amount” is the amount equal to the sum of (a) the principal amount of the Notes plus (b) the Early Redemption Premium.

The “Early Redemption Premium” will be the product of the principal amount of the note multiplied by (a) 31.0%, if the Early Redemption Event occurs on the 12-Month Valuation Date; or (b) 46.5%, if the Early Redemption Event occurs on the Final Valuation Date.

An “Early Redemption Event” will be deemed to have occurred on the related Valuation Date if the 12-Month Index Value or the Final Index Value is greater than or equal to the Initial Index Value.

The “Initial Index Value” is 65.8747, equal to the closing value of the Index on the Trade Date, as determined and published by the Index Sponsor, rounded to four decimal places.

The “Trade Date” is the December 15, 2006.

The “Valuation Dates” are the 12-Month Valuation Date and the Final Valuation Date; provided that if a Market Disruption Event is in effect on a scheduled Valuation Date, such Valuation Date may be postponed as described below.

The “12-Month Valuation Date” is the fifth scheduled Index Business Day prior to December 22, 2007.

The “12-Month Index Value” will be the closing value of the Index on the 12-Month Valuation Date, as determined and published by the Index Sponsor (subject to the occurrence of a Market Disruption Event or an Index Unavailability Event), rounded to four decimal places.

The “Final Valuation Date” is the fifth scheduled Index Business Day prior to the Maturity Date.

The “Final Index Value” will be the closing value of the Index on the Final Valuation Date, as determined and published by the Index Sponsor (subject to the occurrence of a Market Disruption Event or an Index Unavailability Event), rounded to four decimal places.

The “Early Redemption Date” will be:

(A)          if the Early Redemption Event occurs on the 12-Month Valuation Date, six Index Business Days after the 12-Month Valuation Date; or

(B)           if the Early Redemption Event occurs on the Final Valuation Date, the Maturity Date.

If an Early Redemption Event has not occurred, the notes will be redeemed on the Maturity Date, and Holders of the notes will receive will receive a single U.S. Dollar payment on the Maturity Date equal to the Redemption Amount at Maturity as described below.

The “Redemption Amount at Maturity” for each note, if an Early Redemption Event has not occurred, will be an amount equal to (a) the principal amount of the note, if the Final Index Value is greater than or equal to the Lower Threshold; or (b) the product of the principal amount of the notes multiplied by the Index Performance, if the Final Index Value is less than the Lower Threshold.

The “Lower Threshold” is 36.2311, equal to the product of the Initial Index Value multiplied by 55%, rounded to four decimal places.

The “Index Performance” is equal to the quotient of the Final Index Value divided by the Initial Index Value.

An “Index Business Day” is a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange.

A “Business Day”, notwithstanding any provision in the Indenture, is any day that is not is not a Saturday or Sunday and that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to be closed.

The “Index” is the Lehman Brothers Commodity Index Natural Gas Excess Return calculated and published by the Index Sponsor, subject to adjustment as described below.

The “Index Sponsor” is Lehman Brothers Inc.

The “Index Contract” means the Henry Hub natural gas futures contract underlying the Index and traded on the Relevant Exchange, or any other natural gas futures contract then underlying the Index or any Successor Index.

The “Relevant Exchange” is the NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc., or its successor; or any other organized exchange or market of trading for the Index Contract or any other natural gas futures contract then underlying the Index or any Successor Index.

If a Market Disruption Event is in effect on a scheduled Valuation Date, the Valuation Date will be postponed to, and the 12-Month Index Value or the Final Index Value, as the case may be, will be the closing value of the Index determined and published by the Index Sponsor on, the immediately succeeding Index Business Day on which no Market Disruption Event occurs or is continuing; provided however that if a Market Disruption Event has occurred or is continuing on each of the eight scheduled Index Business Days following the relevant scheduled Valuation Date, then (a) the eighth scheduled Index Business Day shall be deemed the relevant Valuation Date and (b) the Calculation Agent will calculate the 12-Month Index Value or the Final Index Value, as the case may be, in good faith in accordance with the formula for and method of calculating the Index last in effect prior to commencement of the Market Disruption Event using a price for the Index Contract on such eighth scheduled Index Business Day determined in accordance with the Fallback Price Determination.

A “Market Disruption Event” means any of the following events as determined in good faith by the Calculation Agent:

(A)          the termination or suspension of, or material limitation or disruption in the trading on the Relevant Exchange of the Index Contract;

(B)           the settlement price on the Relevant Exchange of the Index Contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

(C)           the settlement price of the Index Contract is not published by the Relevant Exchange.

Notwithstanding the foregoing, the following events will not constitute Market Disruption Events:

(1)           a limitation on the hours in a trading day and/or number of days of trading, if it results from an announced change in the regular business hours of the Relevant Exchange; or

(2)           a decision to permanently discontinue trading in the Index Contract or options or futures contracts relating to the Index or the Index Contract.

In the event that the “Fallback Price Determination” is invoked, the Calculation Agent will determine the price for the Index Contract by requesting four leading dealers in the underlying market for the Index Contract (selected in the sole discretion of the Calculation Agent) to provide price quotations for the price for the Index Contract.  If at least two quotations are provided, the price for the Index Contract will be the arithmetic mean of such quotations.  If only one dealer provides a price quotation, then the Calculation Agent, in its sole discretion, will determine whether that quotation is reasonable to be used.  If the Calculation Agent determines that such single price quotation is not reasonable to be used, or if no price quotation is provided, the Calculation Agent will determine the price for the Index Contract in its sole and absolute discretion taking into account the latest available quotation for the settlement price of the Index Contract and any other information that in good faith it deems relevant.

If an Index Unavailability Event is in effect on a scheduled Valuation Date (and no Market Disruption Event is then in effect), the Calculation Agent will determine the

12-Month Index Value or the Final Index Value, as the case may be, on that Valuation Date in good faith in accordance with the formula for and method of calculating the Index in effect on that Valuation Date, using the settlement price of the Index Contract on the Relevant Exchange on the relevant Valuation Date.

An “Index Unavailability Event” means that the Index is not calculated by the Index Sponsor or any Successor Index is not calculated and published by the sponsors thereof.

If Lehman Brothers Inc. discontinues publication of the Index and Lehman Brothers Inc. or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index, a “Successor Index”), then the 12-Month Index Value and/or the Final Index Value, as applicable, occurring after such discontinuance will be determined by reference to the level of such Successor Index at the close of trading on the Relevant Exchange or market of the Successor Index on the applicable Valuation Date; provided, however, that the Calculation Agent, in its sole discretion, may make such adjustments as it deems necessary to the level of the Successor Index so that the level of the Successor Index reflects the same level as that of the Index before it was discontinued.  Upon any selection by the Calculation Agent of a Successor Index, the Calculation agent will cause written notice thereof to be promptly furnished to the trustee, to the Company and to the Holders of the notes.

If Lehman Brothers Inc. discontinues publication of the Index prior to, and such discontinuation is continuing on, a Valuation Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the 12-Month Index Value and/or the Final Index Value on the applicable Valuation Date.  The 12-Month Index Value or Final Index Value, as applicable, will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuation, using the settlement price of the Index Contracts (or, if trading in the Index Contract has been materially suspended or materially limited, its good faith estimate of the settlement price that would have prevailed but for such suspension or limitation) at the close of trading on the Relevant Exchange on the applicable Valuation Date.

If at any time the method of calculating the Index or a Successor Index, or the level thereof, is, in the good faith judgment of the Calculation Agent, changed or modified in a material respect, the Calculation Agent may (but is not obligated to) make such adjustments to the Index or Successor Index or their respective methods of calculation as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a commodity index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the 12-Month Index Value or the Final Index Value, as applicable, with reference to the Index or such Successor Index as adjusted.  Accordingly, if the method of calculating the Index or a Successor Index is modified or rebased so that the level of the Index or Successor Index is a fraction or multiple of what it would have been if it had not been modified or rebased, then the Calculation Agent will adjust the level of the Index or Successor Index in order to arrive at a level of the Index or Successor Index as if it has not been modified or rebased.

The “Calculation Agent” means Lehman Brothers Inc., the determinations and calculations of which will be binding in absence of manifest error.

Except as provided below, any Early Redemption Amount or any Redemption Amount at Maturity may, at the option of the Company, be made by check mailed to the person entitled thereto at such person’s address as it appears on the registry books of the Company.

Payment of any Early Redemption Amount or any Redemption Amount at Maturity will be made in immediately available funds in accordance with the normal procedures of the Trustee (or any duly appointed Paying Agent).

The Company will pay any administrative costs imposed by banks in making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments hereunder, including, without limitation, any withholding tax, will be borne by the Holder hereof.

References herein to “U.S. dollars” or “U.S.$” or “$” or “USD” are to the coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof.  Such further provisions shall for all purposes have the same effect as if set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture.

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated:  December 22, 2006

[SEAL]	LEHMAN BROTHERS HOLDINGS INC.

By:
Name: Andrew M.W. Yeung
Title: Vice President

Attest:
Name: Jin Lee
Title: Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

CITIBANK, N.A.
   as Trustee

By:
Authorized Officer

[REVERSE OF NOTE]

LEHMAN BROTHERS HOLDINGS INC.
MEDIUM-TERM NOTES, SERIES I
AUTOCALLABLE NOTE LINKED TO THE LEHMAN BROTHERS COMMODITY INDEX NATURAL GAS EXCESS RETURN
DUE  JUNE 23, 2008

Section 1.  General.  This Note is one of a duly authorized series of Notes of the Company designated as the Medium-Term Notes, Series I, Autocallable Note Linked To The Lehman Brothers Commodity Index Natural Gas Excess Return (herein called the “Notes”).  The Notes are one of an indefinite number of series of debt securities of the Company (collectively, the “Securities”) issued or issuable under and pursuant to an indenture dated as of September 1, 1987, as amended and supplemented (the “Indenture”), duly executed and delivered by the Company and Citibank, N.A., as Trustee (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Securities.  The separate series of Securities may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions or repurchase rights (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided.

Section 2.  Principal Amount for Indenture Purposes.  For the purpose of determining whether Holders of the requisite amount of Notes of this series outstanding under the Indenture have made a demand, given a notice or waiver or taken any other action, the principal amount of this Note will be deemed to be the principal amount of this Note then outstanding.

Section 3.  Modification and Waivers.  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 66-2/3% in aggregate principal amount of each series of the Securities at the time Outstanding to be affected, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the Early Redemption Amount or Redemption Amount at Maturity or the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or reduce any premium or other amount payable on redemption, or make the Early Redemption Amount or the Redemption Amount at Maturity or the principal amount thereof, premium or other amount payable, if any, or interest thereon payable in any coin or currency other than that herein above provided, without the consent of the Holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected.  It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, on the Early Redemption Amount or the Redemption Amount or the principal amount, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future holders and owners of this Note and any Notes of this series which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes of this series.

Section 4.  Obligations Unconditional.  No reference herein to the Indenture and no provisions of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any Early Redemption Amount or any Redemption Amount on this Note at the place, at the respective times, at the rate, and in the coin or currency herein prescribed.

Section 5.  Defeasance.  The Indenture contains provisions for the discharge of the Indenture and defeasance at any time of the indebtedness on this Note upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

Section 6.  Authorized Form and Denominations.  The Notes of this series are issuable in registered form, without coupons.  Each Note will be issued initially as either a Global Security or a Certificated Note, at the option of the Company, in denominations of $10,000 or whole multiples of $1,000, either at the office or agency to be designated and maintained by the Company for such purpose in the Borough of Manhattan, New York City, pursuant to the provisions of the Indenture or at any of such other offices or agencies as may be designated and maintained by the Company for such purpose pursuant to the provisions of the Indenture, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, except for any tax or other governmental charges imposed in connection therewith.  Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, except that Global Securities will not be exchangeable for Certificated Notes of this series.

Section 7.  Registration of Transfer.  As provided in the Indenture and subject to certain limitations as therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer, at the Corporate Trust Office or agency in a Place of Payment for this Note, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar requiring such written instrument of transfer duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

If at any time the Depository notifies the Company that it is unwilling or unable to continue as Depository or if at any time the Depository shall no longer be eligible under the Indenture, the Company shall appoint a successor Depository.  If a successor Depository for the

Notes of this series is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Company will issue, and the Trustee will authenticate and deliver, Notes of this series in definitive form in an aggregate principal amount equal to the principal amount of this Note.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Note is registered as the owner hereof for all purposes, and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary.

Section 8.  Events of Default.  If an Event of Default with respect to Notes of this series shall occur and be continuing, the amount that may be declared due and payable upon any acceleration of the notes will be determined by the Calculation Agent and will equal, for each note, the principal amount of each note.

Section 9.  No Recourse Against Certain Persons.  No recourse for the payment of the Early Redemption Amount or the Redemption Amount or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any Indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

Section 10.  Defined Terms.  All terms used but not defined in this Note are used herein as defined in the Indenture.

Section 11.  GOVERNING LAW.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.